ISSUER FREE WRITING PROSPECTUS No. 2026 Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated May 23, 2014 Deutsche Bank AG Airbag Performance Securities
Linked to the Common Stock of Exxon Mobil Corporation due on or about June 19, 2019
Investment Description
The Airbag Performance Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of Exxon Mobil Corporation (the “Underlying”). If the Underlying Return is positive, Deutsche Bank AG will repay the Face Amount of the Securities at maturity and pay a return equal to the Underlying Return multiplied by the Participation Rate of between 150.00% and 160.00% (the actual Participation Rate will be determined on the Trade Date). If the Underlying Return is zero or negative, but the Final Price is not less than the Conversion Price, Deutsche Bank AG will repay the Face Amount of the Securities at maturity. However, if the Underlying Return is negative and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the Underlying per Security equal to the Face Amount per Security divided by the Conversion Price (the “Share Delivery Amount”), which will likely have a value of less than the Face Amount per Security. Investing in the Securities involves significant risks. You will not receive coupon payments during the 5-year term of the Securities. You are accepting the risk of receiving shares of the Underlying at maturity that are worth less than your initial investment and the credit risk of the Issuer for all payments under the Securities. You may lose some or all of your initial investment. The contingent repayment of the Face Amount applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of the Face Amount provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates1
❑ Participation in Positive Underlying Returns: If the Underlying Return is positive, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to the Underlying Return multiplied by the Participation Rate. If the Underlying Return is negative, investors may be exposed to the decline in the Underlying at maturity.

❑ Downside Exposure with Contingent Repayment of the Face Amount at Maturity: If the Underlying Return is zero or negative but the Final Price is not less than the Conversion Price, the Issuer will repay the Face Amount of the Securities at maturity. However, if the Underlying Return is negative and the Final Price is less than the Conversion Price, the Issuer will deliver to you at maturity a number of shares of the Underlying equal to the Share Delivery Amount per Security, which is expected to be worth less than the Face Amount and may have no value at all. The contingent repayment of the Face Amount applies only if you hold the Securities to maturity. You might lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
	Trade Date Settlement Date Final Valuation Date2 Maturity Date2	June 13, 2014 June 18, 2014 June 13, 2019 June 19, 2019
1 Expected. 2 See page 4 for additional details.
NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering Airbag Performance Securities linked to the performance of the common stock of Exxon Mobil Corporation. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Underlying. The Initial Price, Conversion Price and Participation Rate will be determined on the Trade Date. The Securities are the unsubordinated and unsecured obligations of Deutsche Bank AG. The Securities will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000 thereof.
Underlying	Initial Price	Participation Rate	Conversion Price	CUSIP/ ISIN
Common stock of Exxon Mobil Corporation (Ticker: XOM)		$150.00% to 160.00%	80.00% of the Initial Price	25155Q110 / US25155Q1105
See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012, as modified and supplemented by this free writing prospectus.
The Issuer’s estimated value of the Securities on the Trade Date is approximately $935.80 to $955.80 per $1,000 Face Amount of Securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this free writing prospectus for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public(1)		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Airbag Performance Securities linked to the common stock of Exxon Mobil Corporation		$$1,000.00		$$35.00		$$965.00
(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately twelve months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this free writing prospectus, together with the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the SEC website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, for the offering to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Airbag Performance Securities that are offered hereby, unless the context otherwise requires.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.
Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this free writing prospectus.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying.

♦     You believe that the price of the Underlying will increase over the term of the Securities.

♦     You believe the Final Price of the Underlying is not likely to be below the Conversion Price and, if it is, you can tolerate receiving shares of the Underlying at maturity that are worth less than your initial investment and may have no value at all.

♦     You are willing to accept the risks of owning equities in general and the relevant Underlying in particular.

♦     You would be willing to invest in the Securities if the Participation Rate was set equal to the bottom of the range indicated on the cover hereof.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦     You do not seek current income from your investment and you are willing to forgo any dividends or any other distributions paid on the Underlying.

♦     You are willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this free writing prospectus, and accept that there may be little or no secondary market for the Securities.

♦     You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any repayment of the Face Amount.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You require an investment designed to provide a full return of your initial investment at maturity.

♦     You cannot tolerate the loss of some or all of your initial investment or you are not willing to make an investment that may have the full downside market risk of an investment in the Underlying.

♦     You believe the Final Price of the Underlying is likely to be below the Conversion Price, which could result in a total loss of your initial investment.

♦     You cannot tolerate receiving shares of the Underlying at maturity that are worth less than your initial investment and may have no value at all.

♦     You would be unwilling to invest in the Securities if the Participation Rate was set equal to the bottom of the range indicated on the cover hereof.

♦     You are not willing to accept the risks of owning equities in general and the relevant Underlying in particular.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦     You seek current income from this investment or you prefer to receive any dividends and any other distributions paid on the Underlying.

♦     You are unwilling or unable to hold the Securities to the Maturity Date, as set forth on the cover of this free writing prospectus, or you seek an investment for which there will be an active secondary market.

♦     You are not willing or are unable to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of the Face Amount.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount	$1,000 per Security. The Payment at Maturity will be based on the Face Amount.
Term	Approximately 5 years
Trade Date1	June 13, 2014
Settlement Date1	June 18, 2014
Final Valuation Date1, 2	June 13, 2019
Maturity Date1, 2	June 19, 2019
Underlying	Common stock of Exxon Mobil Corporation (Ticker: XOM)
Participation Rate	150.00% to 160.00%. The actual Participation Rate will be determined on the Trade Date.
Payment at Maturity (per $1,000 Face Amount of Securities)
If the Underlying Return is positive, Deutsche Bank AG will pay you at maturity a cash payment per $1,000 Face Amount of Securities that provides you with the Face Amount of $1,000 plus a return equal to the Underlying Return multiplied by the Participation Rate, calculated as follows:

$1,000 + ($1,000 × Underlying Return × Participation Rate)

If the Underlying Return is zero or negative but the Final Price is not less than the Conversion Price, Deutsche Bank AG will pay you at maturity a cash payment of $1,000 per $1,000 Face Amount of Securities.

If the Underlying Return is negative and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Securities (subject to adjustments in the case of certain corporate events as described below).

In this scenario, the shares of the Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment and may have no value at all.

If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Underlying on the Final Valuation Date.

Underlying Return	Final Price – Initial Price Initial Price
Initial Price	The Closing Price of the Underlying on the Trade Date
Final Price	The Closing Price of the Underlying on the Final Valuation Date
Conversion Price	80.00% of the Initial Price
Share Delivery Amount
A number of shares of the Underlying equal to (1) the Face Amount per Security divided by (2) the Conversion Price, as determined on the Trade Date, subject to adjustments in the case of certain corporate events as described below

Closing Price	On any trading day, the last reported sale price of one share of the Underlying on the relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent.
Stock Adjustment Factor	Initially 1.0, subject to adjustment for certain actions affecting the Underlying. See “Description of the Securities — Anti-Dilution Adjustments” below.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR INITIAL INVESTMENT AND MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF THE FACE AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Closing Price of the Underlying (Initial Price) is observed, the Conversion Price and Share Delivery Amount are determined and the Participation Rate is set.

Maturity Date:
The Final Price and Underlying Return are determined on the Final Valuation Date.

If the Underlying Return is positive, Deutsche Bank AG will pay you at maturity a cash payment per $1,000 Face Amount of Securities that provides you with the Face Amount of $1,000 plus a return equal to the Underlying Return multiplied by the Participation Rate, calculated as follows:

$1,000 + ($1,000 x Underlying Return x Participation Rate)

If the Underlying Return is zero or negative but the Final Price is not less than the Conversion Price, Deutsche Bank AG will pay you at maturity a cash payment of $1,000 per $1,000 Face Amount of Securities.

If the Underlying Return is negative and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Securities (subject to adjustments in the case of certain corporate events as described below).

In this scenario, the shares of the Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment and may have no value at all.

1
In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed to ensure that the stated term of the Securities remains the same.

2	Subject to postponement as described under “Description of the Securities — Adjustments to Final Valuation Date and Maturity Date” below.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in the Securities are summarized below. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive, zero or negative and if the Underlying Return is negative, whether the Final Price is less than the Conversion Price. If the Underlying Return is negative and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for each Security that you own instead of the Face Amount in cash. Therefore, if the Final Price of the Underlying is below the Conversion Price, the value of the Share Delivery Amount will decline at a percentage higher than the percentage decline below the Conversion Price as measured from the Initial Price. For example, if the Conversion Price is 80% of the Initial Price and the Final Price is less than the Conversion Price, you will lose 1.25% of the Face Amount per Security at maturity for each additional 1.00% that the Final Price is less than the Conversion Price. If you receive shares of the Underlying at maturity, the value of those shares is expected to be less than the initial investment of the Securities and may have no value at all.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Underlying is not less than the Conversion Price at the time of sale.  You can receive the full potential benefit of the Conversion Price only if you hold your Securities to maturity.

♦
The Participation Rate Applies Only at Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Participation Rate and the return you realize may be less than the Underlying’s return even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold your Securities to maturity.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates' expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

♦
Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical closing prices of the Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Underlying.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying — The return on your Securities may not reflect the return you would realize if you invested directly in the Underlying. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the Underlying would have.

♦
Single Stock Risk — The Securities are linked to the common stock of a single Underlying. The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer (the “Underlying Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Underlying Issuer with the SEC.

♦
If the Price of the Underlying Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the Underlying. Changes in the market price of the Underlying may not result in a comparable change in the value of your Securities.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the Stock Adjustment Factor, which will initially be set at 1.0, the Share Delivery Amount and the Payment at Maturity in the case of certain corporate events affecting the Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described below to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described under “Description of the Securities — Anti-Dilution Adjustments” below may be materially adverse to investors in the Securities. You should read “Description of the Securities — Anti-Dilution Adjustments” below in order to understand the adjustments that may be made to the Securities.

♦
In Some Circumstances, You May Receive the Common Stock of Another Company and Not the Underlying at Maturity — Following certain corporate events relating to the Underlying Issuer where the Underlying Issuer is not the surviving entity, you may receive the common stock of a successor to the Underlying Issuer or any cash or any other assets distributed to holders of the Underlying in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “Description of the Securities — Anti-Dilution Adjustments” below. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will receive an amount in cash from Deutsche Bank AG equal to the Face Amount per Security unless the Final Price of the Underlying is less than the Conversion Price.

♦
There Is No Affiliation Between the Underlying Issuer and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by the Underlying Issuer — We are not affiliated with the Underlying Issuer. However, we and our affiliates may currently or from time to time in the future engage in business with the Underlying Issuer. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any information about the Underlying and the Underlying Issuer. You, as an investor in the Securities, should make your own investigation into the Underlying and the Underlying Issuer. The Underlying Issuer is not involved in the Securities offered hereby in any way and has no obligations of any sort with respect to your Securities. The Underlying Issuer does not have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this free writing prospectus is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately twelve months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the time remaining to maturity of the Securities;

♦	the market price and dividend rates of the Underlying and the stock market generally;

♦	the real and anticipated results of operations of the Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying Issuer;

♦	interest rates and yields in the market generally and in the markets of the Underlying;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Because the Securities will be outstanding until the Maturity Date, their value may decline significantly due to the factors described above even if the Closing Price of the Underlying remains unchanged from the Initial Price, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the Securities to maturity to receive the stated payout from the Issuer.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, may adversely affect the market price of the Underlying and, therefore, the value of the Securities.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Affect the Value of the Securities —  We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors' trading and investment strategies related to the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Issuer, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Underlying Return and Payment at Maturity based on the Final Price of the Underlying. The calculation agent can postpone the determination of the Final Price, the Underlying Return and the Maturity Date if a market disruption event occurs on the Final Valuation Date. In addition, the calculation agent retains a degree of discretion about certain adjustments to the Stock Adjustment Factor and the Share Delivery Amount upon the occurrence of certain corporate events. Deutsche Bank AG will also determine the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions.  In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
We, Our Affiliates or Our Agents, or UBS AG or its Affiliates, May Publish Research, Express Opinions or Provide Recommendations that Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Stock Price of the Underlying and the Value of the Securities — We, our affiliates or our agents, or UBS AG or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying to which the Securities are linked.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain  — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment, the tax consequences of your ownership and disposition of the Securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the discussion below under “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity per $1,000 Face Amount of Securities for a hypothetical range of performances for the Underlying from -100.00% to +100.00%, and assume an Initial Price of $100.00, a Conversion Price of $80.00, a Share Delivery Amount of 12.50 shares per Security and a Participation Rate of 155.00% (the midpoint of the participation rate range of 150.00% to 160.00%). The actual Initial Price, Conversion Price, Share Delivery Amount and Participation Rate will be determined on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis and it has been assumed that no event affecting the Underlying has occurred during the term of the Securities that would cause the calculation agent to adjust the Stock Adjustment Factor or the Share Delivery Amount.

Final Price	Underlying Return (%)	Payment at Maturity ($) if the hypothetical Final Price is not less than the Conversion Price	Value of the Share Delivery Amount ($) if the hypothetical Final Price is less than the Conversion Price*	Return on Securities (%)
$200.00	100.00%	$2,550.00	N/A	155.00%
$190.00	90.00%	$2,395.00	N/A	139.50%
$180.00	80.00%	$2,240.00	N/A	124.00%
$170.00	70.00%	$2,085.00	N/A	108.50%
$160.00	60.00%	$1,930.00	N/A	93.00%
$150.00	50.00%	$1,775.00	N/A	77.50%
$140.00	40.00%	$1,620.00	N/A	62.00%
$130.00	30.00%	$1,465.00	N/A	46.50%
$120.00	20.00%	$1,310.00	N/A	31.00%
$110.00	10.00%	$1,155.00	N/A	15.50%
$100.00	0.00%	$1,000.00	N/A	0.00%
$90.00	-10.00%	$1,000.00	N/A	0.00%
$80.00	-20.00%	$1,000.00	N/A	0.00%
$70.00	-30.00%	N/A	$875.00	-12.50%
$60.00	-40.00%	N/A	$750.00	-25.00%
$50.00	-50.00%	N/A	$625.00	-37.50%
$40.00	-60.00%	N/A	$500.00	-50.00%
$30.00	-70.00%	N/A	$375.00	-62.50%
$20.00	-80.00%	N/A	$250.00	-75.00%
$10.00	-90.00%	N/A	$125.00	-87.50%
$0.00	-100.00%	N/A	$0.00	-100.00%

*
The value of the Share Delivery Amount consists of the shares included in the Share Delivery Amount multiplied by the closing price of the Underlying on the Maturity Date. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Underlying on the Final Valuation Date. For purposes of this table and the below hypothetical examples, the closing price of one share of the Underlying on the Maturity Date is deemed to be the same as the hypothetical Final Price as of the Final Valuation Date.

Example 1 — The Final Price of $110.00 is greater than the Initial Price of $100.00, resulting in an Underlying Return of 10.00%. Because the Underlying Return is 10.00%, Deutsche Bank AG will pay you a Payment at Maturity of $1,155.00 per $1,000 Face Amount of Securities (a return of 15.50%), calculated as follows:

$1,000 + ($1,000 x Underlying Return x Participation Rate)
$1,000 + ($1,000 × 10.00% x 15.50%) = $1,155.00

Example 2 — The Final Price is equal to the Initial Price of $100.00, resulting in an Underlying Return of zero. Because the Underlying Return is zero, Deutsche Bank AG will pay you a Payment at Maturity of $1,000 per $1,000 Face Amount of Securities (a return of 0.00%).

Example 3 — The Final Price of $90.00 is less than the Initial Price of $100.00, resulting in an Underlying Return of -10.00%. Because the Underlying Return is negative and the Final Price is not less than the Conversion Price, Deutsche Bank AG will pay you a Payment at Maturity of $1,000 per $1,000 Face Amount of Securities (a return of 0.00%).

Example 4 — The Final Price of $30.00 is less than the Initial Price of $100.00, resulting in an Underlying Return of -70.00%. Because the Underlying Return is negative and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for every $1,000 Face Amount of Securities you hold and will pay cash in lieu of any fractional shares included in the Share Delivery Amount at the closing price of the Underlying on the Final Valuation Date. The value of shares received at maturity and the total return on the Securities at that time depends on the closing price of the Underlying on the Maturity Date, and will likely result in a loss of some or all of your initial investment.

Value on the Maturity Date of shares of the Underlying received:	$360.00	(12 shares × $30.00)
Amount of cash received for fractional shares at the Final Price:	$15.00	(0.50 shares × $30.00)
Total:	$375.00
Total return on the Securities:	-62.50%

If the Underlying Return is negative and the Final Price is less than the Conversion Price, the shares of the Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment and may have no value at all. Under these circumstances, you will lose some or all of the Face Amount at maturity. Any payment on the Securities, including any repayment of the Face Amount at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

Information about the Underlying
All disclosure contained in this free writing prospectus regarding the Underlying is derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or independently verified, such information about the Underlying contained in this free writing prospectus. You should make your own investigation into the Underlying.

Included on the following pages is a brief description of the Underlying Issuer. We obtained the historical closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Underlying as an indication of future performance. The Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by the Underlying Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by the Underlying Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Exxon Mobil Corporation
According to publicly available information, Exxon Mobil Corporation operates and markets products in the energy business, which includes the exploration for, and production of, crude oil and natural gas, the manufacturing of petroleum products and transportation and sale of crude oil, natural gas and petroleum products. Information filed by Exxon Mobil Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02256, or its CIK Code: 0000034088. The common stock of Exxon Mobil Corporation is traded on the New York Stock Exchange under the symbol “XOM.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Exxon Mobil Corporation, based on daily closing prices on the primary exchange for the common stock of Exxon Mobil Corporation, as reported by Bloomberg. The closing price of Exxon Mobil Corporation’s common stock on May 20, 2014 was $100.67. The actual Initial Price will be the Closing Price of Exxon Mobil Corporation’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
4/1/2009	6/30/2009	$74.05	$64.75	$69.91
7/1/2009	9/30/2009	$72.75	$65.12	$68.61
10/1/2009	12/31/2009	$76.47	$66.58	$68.19
1/1/2010	3/31/2010	$70.30	$64.35	$66.98
4/1/2010	6/30/2010	$69.29	$57.07	$57.07
7/1/2010	9/30/2010	$62.72	$56.57	$61.79
10/1/2010	12/31/2010	$73.42	$62.19	$73.12
1/1/2011	3/31/2011	$87.07	$74.55	$84.13
4/1/2011	6/30/2011	$87.98	$76.78	$81.38
7/1/2011	9/30/2011	$85.22	$68.03	$72.63
10/1/2011	12/31/2011	$85.28	$71.15	$84.76
1/1/2012	3/31/2012	$87.49	$83.53	$86.73
4/1/2012	6/30/2012	$87.07	$77.60	$85.57
7/1/2012	9/30/2012	$92.30	$83.11	$91.45
10/1/2012	12/31/2012	$93.48	$85.10	$86.55
1/1/2013	3/31/2013	$91.76	$87.70	$90.11
4/1/2013	6/30/2013	$92.80	$86.08	$90.35
7/1/2013	9/30/2013	$95.20	$86.04	$86.04
10/1/2013	12/31/2013	$101.51	$85.16	$101.20
1/1/2014	3/31/2014	$101.07	$89.52	$97.68
4/1/2014	5/20/2014*	$103.11	$96.72	$100.67
*
As of the date of this free writing prospectus, available information for the second calendar quarter of 2014 includes data for the period through May 20, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of the common stock of Exxon Mobil Corporation from May 20, 2009 through May 20, 2014, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Conversion Price equal to 80.00% of $100.67, which was the closing price of Exxon Mobil Corporation’s common stock on May 20, 2014. The actual Initial Price and Conversion Price will be determined on the Trade Date. Past performance of the Underlying is not indicative of the future performance of the Underlying.

Description of the Securities
The following description of the terms of the Securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this free writing prospectus have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “Security” refers to each $1,000 Face Amount of our Airbag Performance Securities Linked to the Common Stock of Exxon Mobil Corporation due on or about June 19, 2019.

General

The Securities are senior unsecured obligations of Deutsche Bank AG that are linked to the performance of the common stock of Exxon Mobil Corporation. The Securities are our Series A global notes referred to in the accompanying prospectus supplement and prospectus. The Securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent and registrar. In addition, the trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The Securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations, except for obligations required to be preferred by law.

The Securities will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The face amount (the “Face Amount”) of Securities is $1,000 and the Issue Price of each Security is 100% of the Face Amount per Security. The Securities will be issued in registered form and represented by one or more permanent global securities registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Legal Ownership — Global Securities” in the accompanying prospectus.

The specific terms of the Securities are set forth under the heading “Indicative Terms” on page 4 of this free writing prospectus and in the subsections below.

Definitions

Business Day means any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

Closing Price for one share of the Underlying (or one unit of any other security for which a closing price must be determined) on any Trading Day means:

•     if the Underlying (or any such other security) is listed or admitted to trading on a U.S. national securities exchange, the last reported sale price for one share of the Underlying (or any such other security), regular way (or, in the case of the NASDAQ Stock Market, the official closing price), of the principal trading session on such day on the principal U.S. national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying (or any such other security) is listed or admitted to trading; or

•     if the Underlying (or any such other security) is listed or admitted to trading on any U.S. national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price for one share of the Underlying (or any such other security) of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board operated by FINRA on such day; or

•     if the Underlying (or any such other security) is not listed or admitted to trading on any U.S. national securities exchange but is included in the OTC Bulletin Board, the last reported sale price for one share of the Underlying (or any such other security) of the principal trading session on the OTC Bulletin Board on such day; or

•     with respect to any such other security, if such security is issued by a foreign issuer and its closing price cannot be determined as set forth in the three bullet points above, and such security is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on such day in the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading; or

•     otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for one share of the Underlying (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

In each case above, multiplied by the then-current Stock Adjustment Factor or adjusted otherwise as described below under “— Anti-Dilution Adjustments.”

Relevant Exchange means the primary U.S. exchange or market for trading for the Underlying (or any security for which a Closing Price must be determined).

Trading Day means a day, as determined by the calculation agent, on which trading is generally conducted on the Relevant Exchange or, with respect to a security that is not listed or admitted to trading on a U.S. securities exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading and, in each case, on which a Market Disruption Event has not occurred.

Adjustments to the Final Valuation Date and Maturity Date

If:

(a) the Final Valuation Date is not a Trading Day; or

(b) a Market Disruption Event occurs or is continuing on the Final Valuation Date,

then the Final Valuation Date will be postponed to the immediately succeeding Trading Day on which no Market Disruption Event occurs or is continuing. The Final Valuation Date will not be postponed later than the fifth scheduled Trading Day after the date originally scheduled for such Valuation Date (the “Fifth Day”).

If the Final Valuation Date is postponed to the Fifth Day and:

(a) the Fifth Day is not a Trading Day; or

(b) a Market Disruption Event occurs or is continuing on the Fifth Day,

then, on the Fifth Day the Closing Price will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Consequences for Adjustments to the Final Valuation Date

If the Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding Business Day. If, due to a Market Disruption Event or otherwise, the Final Valuation Date is postponed so that it falls on a day that is less than four Business Days prior to the Maturity Date, the Maturity Date will be the fourth Business Day following the Final Valuation Date, as postponed.

Market Disruption Events

A “Market Disruption Event” means, with respect to the Underlying (or any other security for which a Closing Price must be determined), a determination by the calculation agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to effect transactions in the Underlying or any instrument related to the Underlying or to establish, adjust or unwind all or a material portion of any hedge position in the Underlying with respect to the Securities:

•
the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying (or such other security) on the primary market for the Underlying (or such other security) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market;

•
a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying (or such other security) as a result of which the reported trading prices for the Underlying (or such other security) during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate;

•
a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying (or such other security), if available, during the one-half hour period preceding the close of the principal trading session in the applicable market;

•	a decision to permanently discontinue trading in the related futures or options contracts; or

•
any other event, if the calculation agent determines in its sole discretion that the event materially interfered or interferes with our ability or the ability of any of our affiliates to effect transactions in the Underlying or any instrument related to the Underlying or to establish, adjust or unwind all or a material portion of any hedge position in the Underlying with respect to the Securities.

For purposes of determining whether a Market Disruption Event has occurred:

•
a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,

•
limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,

•	a suspension of trading in futures or options contracts on the Underlying (or such other security) by the primary securities market trading in such contracts, if available, by reason of:

•	a price change exceeding limits set by such securities exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying (or such other security), as determined by the calculation agent in its sole discretion; and

•
a “suspension, absence or material limitation of trading” on the primary securities market on which futures or options contracts related to the Underlying (or such other security) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

No Fractional Shares

If we deliver shares of the Underlying to you at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying in an amount equal to the product of the closing price of the Underlying on the Final Valuation Date multiplied by such fractional amount as determined by the calculation agent, provided that such amount will be determined based on (i) the closing price of one share of the Underlying without taking into account any anti-dilution adjustment applicable to such Underlying, or (ii) if one or more corporate events occur as described below under “Anti-Dilution Adjustments — Reorganization Events,” the value of one unit of the Per Share Exchange Property (as defined below) as determined by the calculation agent as described below under “Anti-Dilution Adjustments — Reorganization Events.”

Delivery of Shares of the Underlying

If we are obligated to deliver shares of the Underlying to you at maturity, we may designate any of our affiliates to deliver such shares of the Underlying or any Exchange Property (as defined below), and we shall be discharged of any obligation to deliver such shares to the extent of such performance by our affiliates. Reference in this free writing prospectus to delivery of shares of the Underlying or any Exchange Property by us shall also include delivery of such shares by our affiliates.

Anti-Dilution Adjustments

Upon the occurrence of certain corporate events, the Closing Price will be adjusted via the Stock Adjustment Factor, as described below.

The Stock Adjustment Factor, the Share Delivery Amount, the Initial Price, the Final Price and the Conversion Price for the Underlying are subject to adjustment by the calculation agent as a result of the anti-dilution and reorganization adjustments described in this section. No adjustments to the Stock Adjustment Factor or the Share Delivery Amount will be required unless such adjustment would require a change of at least 0.1% in the Stock Adjustment Factor or the Share Delivery Amount then in effect. The Stock Adjustment Factor or the Share Delivery Amount resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Stock Adjustment Factor or the Share Delivery Amount after the close of business on the Final Valuation Date.

No adjustments to the Stock Adjustment Factor or the Share Delivery Amount will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the Closing Price of the Underlying on any Trading Day during the term of the Securities. No adjustments will be made for certain other events, such as offerings of common stock by the Underlying Issuer for cash or in connection with acquisitions or otherwise or the occurrence of a partial tender or exchange offer for the Underlying by the Underlying Issuer or any third party. The adjustments specified below do not cover all events that could affect the Underlying, and there may be corporate or other similar events that could affect the Underlying for which the calculation agent will not make any such adjustments, including, without limitation, a partial tender or exchange offer for the Underlying.  Nevertheless, the calculation agent may, in its sole discretion, make additional adjustments to any terms of the Securities upon the occurrence of corporate or other similar events that affect or could potentially affect the market price of, or shareholder rights in, the Underlying, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the Securities.  In addition, the calculation agent may make adjustments or a series of adjustments that differ from those described herein if the calculation agent determines, in its sole discretion, that such adjustments do not properly reflect the economic consequences of the events specified in this free writing prospectus or would not preserve the relative investment risks of the Securities.  All determinations made by the calculation agent in making any adjustments to the terms of the Securities, including adjustments that are in addition to, or that differ from, those described in this free writing prospectus, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result.  In determining whether to make any adjustment to the terms of the Securities, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected Underlying.

Stock Splits and Reverse Stock Splits

If the Underlying is subject to a stock split or a reverse stock split, then once any split has become effective, the Stock Adjustment Factor or the Share Delivery Amount will be adjusted so that the new Stock Adjustment Factor or Share Delivery Amount shall equal the product of:

•	the prior Stock Adjustment Factor or Share Delivery Amount, and

•
the number of shares which a holder of one share of the Underlying before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

If the Underlying is subject to (i) a stock dividend, i.e., an issuance of additional shares of the Underlying, that is given ratably to all or substantially all holders of shares of the Underlying, or (ii) a distribution of shares of the Underlying as a result of the triggering of any provision of the corporate charter of the Underlying Issuer, then, once the dividend or distribution has become effective and the shares of the Underlying are trading ex-dividend, the Stock Adjustment Factor or the Share Delivery Amount will be adjusted so that the new Stock Adjustment Factor or Share Delivery Amount shall equal the prior Stock Adjustment Factor or Share Delivery Amount plus the product of:

•	the prior Stock Adjustment Factor or Share Delivery Amount, and

•	the number of additional shares issued in the stock dividend or distribution with respect to one share of the Underlying.

Non-cash Dividends or Distributions

If the Underlying Issuer distributes shares of capital stock, evidences of indebtedness or other assets or property of such Underlying Issuer to all or substantially all holders of the Underlying (other than (i) dividends or distributions referred to under “— Stock Splits and Reverse Stock Splits” or “— Stock Dividends or Distributions” above or rights and/or warrants referred to under “— Issuance of Transferable Rights or Warrants” below and (ii) cash distributions or dividends referred under “— Extraordinary Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Underlying are trading ex-dividend, the Stock Adjustment Factor or the Share Delivery Amount will be adjusted so that the new Stock Adjustment Factor or Share Delivery Amount shall equal the product of:

•	the prior Stock Adjustment Factor or Share Delivery Amount, and

•
a fraction, the numerator of which is the Current Market Price of one share of the Underlying and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

Notwithstanding the foregoing, a distribution on the Underlying described in clause (a), (d) or (e) of the section entitled “— Reorganization Events” below that also would require an adjustment to the Stock Adjustment Factor or Share Delivery Amount under this section will only be treated as a Reorganization Event (as defined below) and shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “— Reorganization Events.” A distribution on the Underlying described in the section entitled “— Issuance of Transferable Rights or Warrants” that also would require an adjustment under this section shall only cause an adjustment pursuant to the section entitled “— Issuance of Transferable Rights or Warrants.”

For purposes of (i) any non-cash dividends or distributions referred to under “— Non-cash Dividends or Distributions” above or (ii) any cash dividends or distributions referred under “— Extraordinary Cash Dividends or Distributions” below, the following terms have the meanings set forth below with respect to such distribution.

The “Current Market Price” means the Closing Price of one share of the Underlying on the Trading Day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Stock Adjustment Factor or the Share Delivery Amount.

“Ex-dividend date” means the first Trading Day on which transactions in the Underlying trade on the Relevant Exchange without the right to receive such distributions.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date, as determined by the calculation agent.

Extraordinary Cash Dividends or Distributions

If the Underlying Issuer pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of the Underlying during any fiscal quarter during the term of the Securities, in an aggregate amount that, together with other such dividends or distributions previously made during such fiscal quarter with respect to which an adjustment to the Stock Adjustment Factor or the Share Delivery Amount has not previously been made under this “— Extraordinary Cash Dividends or Distributions” section (such aggregate amount, the “Dividend Amount”), exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of the Underlying are trading ex-dividend, the Stock Adjustment Factor or the Share Delivery Amount will be adjusted so that the new Stock Adjustment Factor or Share Delivery Amount shall equal the product of:

•	the prior Stock Adjustment Factor or Share Delivery Amount, and

•
a fraction, the numerator of which is the Current Market Price of the Underlying and the denominator of which is the amount by which such Current Market Price exceeds the excess of the Dividend Amount over the Dividend Threshold.

For the avoidance of doubt, the Stock Adjustment Factor or the Share Delivery Amount for the Underlying may be adjusted more than once in any particular fiscal quarter pursuant to this section. If the Stock Adjustment Factor or Share Delivery Amount has been previously adjusted in a particular fiscal quarter because of cash dividends or distributions that exceed the Dividend Threshold, subsequent adjustments will be made if the Underlying Issuer pays cash dividends or makes other distributions during the same fiscal quarter in an aggregate amount that, together with other cash dividends or distributions since the last adjustment to the Stock Adjustment Factor or the Share Delivery Amount pursuant to this section exceeds the Dividend Threshold.

The “Dividend Threshold” is equal to the sum of (i) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the preceding fiscal quarter, if any, per share of the Underlying plus (ii) 10% of the Closing Price of the Underlying on the Trading Day immediately preceding the ex-dividend date for the dividend or distribution as to which an adjustment to the Stock Adjustment Factor or the Share Delivery Amount may be made.

Issuance of Transferable Rights or Warrants

If the Underlying Issuer issues transferable rights or warrants to all holders of the Underlying to subscribe for or purchase the Underlying, including new or existing rights to purchase the Underlying at an exercise price per share less than the Closing Price of the Underlying on both (i) the date the exercise price of such rights or warrants is determined and (ii) the ex-dividend date, then the Stock Adjustment Factor or Share Delivery Amount will be adjusted on the ex-dividend date for that issuance so that the new Stock Adjustment Factor or Share Delivery Amount shall equal the product of:

•	the prior Stock Adjustment Factor or Share Delivery Amount, and

•
a fraction, the numerator of which is the Current Market Price of one share of the Underlying and the denominator of which is the amount by which such Current Market Price exceeds the cash value of the warrants or rights.

The cash value of the warrants or rights will equal the Closing Price of the Underlying on the ex-dividend date minus the exercise price per share of those rights or warrants.

Reorganization Events

If prior to the Final Valuation Date,

(a)	there occurs any reclassification or change of the Underlying, including, without limitation, as a result of the issuance of tracking stock by the Underlying Issuer,

(b)
the Underlying Issuer, or any surviving entity or subsequent surviving entity of the Underlying Issuer (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of the Underlying Issuer or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the Underlying Issuer is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)
the Underlying Issuer issues to all of its shareholders equity securities of an issuer other than the Underlying Issuer, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-off Event”), or

(f)
a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the Underlying Issuer and is consummated and completed in full for all or substantially all of such shares, as determined by the calculation agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event”), then the Payment at Maturity will depend on the value of any Exchange Property, as defined below, and if the payment is physically settled, will consist of such Exchange Property. To determine the amount payable to you at maturity, the calculation agent will do the following:

(i)
The calculation agent will determine the cash value of any non-cash property distributed in the Reorganization Event (other than Exchange Traded Securities) per share of the Underlying and combine this with any cash to determine a “Per Share Cash Amount;”

(ii)
The calculation agent will combine the Per Share Cash Amount, if any, with the Exchange Traded Securities, if any, a holder of the Underlying would hold immediately after the Reorganization Event in respect of a single share of the Underlying to determine the Exchange Property resulting for a single share of the Underlying (the “Per Share Exchange Property”);

(iii)
The calculation agent will then deem the Per Share Exchange Property to be a share of the Underlying for the purposes of determining your Payment at Maturity. The value of the Per Share Exchange Property on any day will equal the Closing Price for any Exchange Traded Securities plus the Per Share Cash Amount, and the calculation agent will use this value, after adjusting for the Stock Adjustment Factor or the Share Delivery Amount immediately prior to the Reorganization Event, for the purposes of determining whether any triggers, caps, limits or floors (or other similar concepts) have been breached, reached or met and for determining the Payment at Maturity by treating such value, after adjusting for the Stock Adjustment Factor or the Share Delivery Amount immediately prior to the Reorganization Event, as if it were the Closing Price of the original Underlying;

(iv)
The calculation agent may, in its sole discretion, adjust the Stock Adjustment Factor, the Share Delivery Amount or any trigger, cap, limit or floor (or take similar action) to reflect the use of the value of the Exchange Property as opposed to the value of the Underlying in determining the Payment at Maturity and with a view to offsetting, to the extent practical, any change in the economic position of the holder and Deutsche Bank AG that results solely from the Reorganization Event;

(v)
In the event Exchange Property consists of Exchange Traded Securities, those securities will, in turn, be subject to the anti-dilution adjustments, including but not limited to, the anti-dilution adjustments set forth in this free writing prospectus; and

(vi)	At maturity, if the Payment at Maturity is equal to a number of shares of the Underlying, as specified in this free writing prospectus:

(x)	if such payment is to be physically settled, Deutsche Bank AG will pay you the Per Share Exchange Property in lieu of shares of the Underlying; and

(y)
if such payment is to be cash settled, Deutsche Bank AG will pay you the Payment at Maturity based on the cash value of the Per Share Exchange Property in lieu of one share of the Underlying, using the Closing Price of any Exchange Traded Securities to determine its value.

“Exchange Property” for each share of the Underlying, means any shares of the Underlying that continue to be held by the holders of the Underlying, and any securities, cash or any other assets distributed to the holders of the Underlying in, or in connection with, the Reorganization Event distributed in respect of such share of the Underlying. Deutsche Bank AG will not pay you any interest on any Exchange Property. In the case of a consummated and completed in full tender or exchange offer or going-private transaction involving Exchange Property, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

“Exchange Traded Securities” means any securities (including, without limitation, securities of the Underlying Issuer) traded on its Relevant Exchange.

The calculation agent shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the cash amount due upon exchange of the Securities, including the determination of the cash value of any Exchange Property and the Per Share Cash Amount, if necessary. The calculation agent’s determinations and calculations shall be conclusive absent manifest error. Regardless of any of the Reorganization Events described above, any payment or delivery at maturity, will be made by Deutsche Bank AG, as issuer of the Securities, subject to its creditworthiness.

Calculation Agent

The calculation agent for the Securities will be Deutsche Bank AG, London Branch (the “calculation agent”). As calculation agent, Deutsche Bank AG, London Branch will determine, among other things, the Closing Price, the Initial Price, the Final Price, the Underlying Return, the Conversion Price and the Payment at Maturity. In addition, the calculation agent will determine whether there has been a Market Disruption Event or a discontinuation of the Underlying, whether or not any adjustments to the Stock Adjustment Factor and/or the Share Delivery Amount should be made and whether there has been a material change in the method of calculating the Underlying.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different calculation agent from time to time after the date of this free writing prospectus without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on the Maturity Date on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date.

All calculations with respect to the Closing Price, Initial Price, Conversion Price and Underlying Return will be made by the calculation agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per Face Amount of Securities, if any, at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Face Amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to the Securities.

Payment Upon an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Face Amount of Securities upon any acceleration of the Securities will be determined by the calculation agent and will be an amount in cash equal to the amount payable or deliverable at maturity per Face Amount of Securities as described under “Indicative Terms — Payment at Maturity,” calculated as if the date of acceleration was the Final Valuation Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the Securities.

Listing

The Securities will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the Securities. The Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate Face Amount of the Securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Governing Law

The Securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. Federal Income Tax Consequences
The following discussion constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of ownership and disposition of the Securities.  It applies to you only if you acquire your Securities for cash at their initial issuance and hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities who elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a person holding a Security as a part of a “straddle.” The tax consequences of the ownership and disposition of the shares of the Underlying are not discussed.

We will not attempt to ascertain whether the Issuer is treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code.  If the Issuer were so treated, certain adverse U.S. federal income tax consequences might apply to a non-U.S. holder upon the taxable disposition of a Security, including a cash payment of the Redemption Amount. You should refer to information filed with the SEC by the Issuer and consult your tax adviser regarding the possible consequences to you if the Issuer is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this free writing prospectus, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or non-U.S. tax laws. You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation (including the possibility of alternative treatments of the Securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Tax Treatment of the Securities

In the opinion of our special tax counsel, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt, with the consequences described below. Our special tax counsel has advised, however, that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your Securities. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment, in which case the timing and character of income or loss on your Securities could be materially and adversely affected. Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid financial contracts that are not debt.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Security and are: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as a Prepaid Financial Contract That Is Not Debt

You generally should not recognize taxable income or loss with respect to a Security prior to its taxable disposition (including receipt of cash at maturity). Upon a taxable disposition of a Security, you should recognize gain or loss equal to the difference between the amount you realize and the amount you paid to acquire the Security. Your gain or loss should be capital gain or loss, and should be long-term capital gain or loss if you have held the Security for more than one year. The deductibility of capital losses is subject to limitations.

You generally should not recognize taxable income or loss with respect to shares of the Underlying you receive at maturity (other than with respect to cash received in lieu of a fractional share, if any). Consistent with this position, you should have an aggregate tax basis in the Share Delivery Amount (including any fractional share for which cash is received) equal to your adjusted tax basis in the Securities and should have a holding period in that stock beginning on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share.

Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt

Due to the lack of direct legal authority, even if a Security is treated as a prepaid financial contract that is not debt, there remain substantial uncertainties regarding the tax consequences of owning and disposing of it. For instance, you might be required to include amounts in income during the term of the Security and/or to treat all or a portion of your gain or loss upon a taxable disposition as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held it.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge . While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of your investment in a Security, possibly with retroactive effect.

Consequences if a Security Is Treated as a Debt Instrument

If a Security is treated as a debt instrument, your tax consequences will be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, (i) in each year that you hold the Security you will be required to accrue into income “original issue discount” based on our “comparable yield” for a similar non-contingent debt instrument, determined as of the time of issuance of the Security, (ii) delivery of shares at maturity will be a taxable event, and (iii) any income you recognize upon the taxable disposition of the Security will be treated as ordinary in character. If you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Security and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

This discussion does not describe considerations applicable to a beneficial owner of a Security who is (i) an individual present in the United States for 183 days or more in the taxable year of disposition of the Security or (ii) a former citizen or resident of the United States, if certain conditions apply. If you are a potential investor to whom such considerations might be relevant, you should consult your tax adviser regarding these matters.

If a Security is treated for U.S. federal income tax purposes as a prepaid financial contract that is not debt, any gain you realize with respect to the Security generally should not be subject to U.S. federal withholding or income tax, unless the gain is effectively connected with your conduct of a trade or business in the United States. However, as described above under “—Tax Consequences to U.S. Holders—Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require you to accrue income, subject to U.S. federal withholding tax, over the term of the Securities, possibly on a retroactive basis. We will not pay additional amounts on account of any such withholding tax.

If a Security is treated as a debt instrument, any income or gain you realize with respect to the Security generally will not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W-8BEN or W-8BEN-E, as applicable, and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from a Security is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the Security, including the possible imposition of a 30% branch profits tax if you are a corporation.

Information Reporting and Backup Withholding

Payments received in respect of your Securities may be subject to information reporting unless you qualify for an exemption. These payments may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information and otherwise satisfy the requirements to establish that you are not subject to backup withholding. If you are a non-U.S. holder and you provide a properly completed Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Use of Proceeds; Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the Securities for brokerage account investors includes each agent’s commissions paid with respect to the Securities which commissions, as to agents affiliated with us, may include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the Securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, expect to hedge some or all of our anticipated exposure in connection with the Securities by taking positions in the Underlying or instruments whose value is derived from the Underlying. Although we have no reason to believe that any of these activities will have a material impact on the price of the Underlying or the value of the Securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $35.00 per $1,000 Face Amount of Securities. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, or to its affiliates at the price to public indicated on the cover of the pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.